Exhibit 99.1

[CBRL GROUP, INC. LOGO]	POST OFFICE BOX 787
LEBANON, TENNESSEE
37088-0787

C B R L   G R O U P,   I N C.

Investor Contact:	Diana S. Wynne
Senior Vice President, Corporate Affairs
(615) 443-9837

Media Contact:	Julie K. Davis
Director Corporate Communications
(615) 443-9266

CBRL GROUP, INC. REPORTS 27% INCREASE IN INCOME PER DILUTED SHARE FROM
CONTINUING OPERATIONS FOR FISCAL 2008 FIRST QUARTER

Updates EPS Guidance for Fiscal 2008

•
Comparable store restaurant sales for the first quarter of fiscal 2008 increased 1.8% from prior year for Cracker Barrel Old Country Store® (“Cracker Barrel”) while comparable store retail sales were down 2.1%, both on a comparable weeks basis.

•	Revenue for the first quarter grew 4.1% to $581 million compared with the prior-year quarter.
•	Operating income margin from continuing operations in the first quarter was 6.2% of total revenue compared with 6.9% in the year-ago quarter.
•
After-tax income and income per diluted share, both from continuing operations, were $14.0 million and $0.57, respectively, for the first quarter of fiscal 2008 compared with $15.2 million and $0.45, respectively, in the prior-year comparable period, a 27% increase on a per-share diluted basis.

LEBANON, Tenn. -- November 28, 2007 -- CBRL Group, Inc. (“CBRL” or the “Company”) (Nasdaq: CBRL) today reported income per diluted share from continuing operations of $0.57 for the first quarter of fiscal 2008, compared with $0.45 from continuing operations in the first quarter of fiscal 2007, an increase of 27%.  After-tax income from continuing operations was $14.0 million, compared with $15.2 million in the first quarter of fiscal 2007, with the reduction primarily reflecting higher labor and other operating costs in the fiscal 2008 quarter.  On a per share basis, the reduction in shares outstanding associated with the Company’s restructuring and related stock repurchase programs that it began in 2006 contributed to the 27% increase in diluted income from continuing operations.

First-Quarter Fiscal 2008 Results
Revenue from continuing operations
Total revenue from continuing operations for the first quarter of $581.2 million represented an increase of 4.1% from the first quarter of fiscal 2007.  Comparable store restaurant sales on a comparable weeks basis increased 1.8% including a 2.9% higher average check, while guest traffic declined 1.1%.  Average menu prices for the quarter were approximately 3.5% higher than a year ago.  Comparable store retail sales were
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CBRL Announces First Quarter Results

November 28, 2007

down 2.1% for the quarter on a comparable weeks basis.  During the quarter, the Company opened six new Cracker Barrel Old Country Store units and closed two units.

Income from continuing operations
Operating income from continuing operations of $36.0 million was 6.2% of total revenue during the first quarter of fiscal 2008 compared with $38.3 million, or 6.9% of total revenue, in the first quarter of fiscal 2007.  Operating income from continuing operations for the first quarter of fiscal 2008 compared with the first quarter of fiscal 2007 was negatively affected by higher labor and related expenses, including the effect of minimum wage increases for tipped employees in several states, and higher group health expenses.  Higher food costs were offset in cost of goods sold by lower retail markdowns.  Other store operating expenses also were pressured by higher advertising expenses, including production costs, due to a TV advertising test.  General and administrative expenses declined because of lower incentive compensation accruals in the first quarter of fiscal 2008.

After-tax income from continuing operations was $14.0 million, or $0.57 per diluted share, for the first quarter of fiscal 2008, compared with $15.2 million, or $0.45 per diluted share, for the comparable period of fiscal 2007.  Diluted income per share from continuing operations reflected fewer shares outstanding compared with the comparable prior-year period as a result of share repurchases and the conversion and redemption of the Company’s senior convertible notes.

Commenting on the first-quarter results, CBRL Group, Inc. Chairman, President and Chief Executive Officer Michael A. Woodhouse said, “Although the restaurant and retail industries continue to face soft consumer demand, we are pleased that our comparable store restaurant traffic continues to outperform the full-service industry according to Knapp-Track™.  Our comparable store retail sales, excluding the impact of reduced Porch Sale clearance events in the first quarter of fiscal 2008, were flat with last year’s first quarter.  Our new sales development programs are in the early stages and, as such, are not expected to make a meaningful contribution before the second half of this fiscal year.  While we’re encouraged that our television and radio advertising appear to be driving guest traffic and retail sales relative to a control group, it is too early to predict its potential for broader application at this time.  To combat higher industry-wide labor costs, we have initiatives underway in the areas of staff deployment, new employee training and menu changes geared to streamlining food ordering and preparation.  The goal is to enhance our profit potential on higher sales.”

On August 4, 2007, the first day of fiscal 2008, the Company adopted the Financial Accounting Standards Board’s (“FASB”) Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109” (“SFAS No. 109”), which clarifies the accounting for uncertainty in income taxes recognized in financial statements in accordance with SFAS No. 109.  As a result of the implementation of FIN 48, the Company recorded certain balance sheet adjustments to reflect adoption of the new standard.  The adoption and implementation of FIN 48 in the first quarter did not have a material effect on the Company’s first quarter tax rate.

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CBRL Announces First Quarter Results

November 28, 2007

On December 6, 2006, the Company announced that it had closed the sale of its subsidiary, Logan’s Roadhouse® Inc. (“Logan’s”).  Logan’s results and the related gain and expenses are classified in the Company’s financial statements as discontinued operations.  Including the results of discontinued operations, the Company’s first quarter net income and diluted net income per share were $13.9 million and $0.57, respectively, compared with $19.4 million and $0.57, respectively, in the first quarter of fiscal 2007.

Fiscal 2008 Outlook Updated
The Company urges caution in considering its current trends and the outlook disclosed in this press release.  The restaurant industry is highly competitive, and trends and guidance are subject to numerous factors, risks and influences, some of which are discussed in the cautionary language at the end of this press release and others that are described in the Company’s Annual Report on Form 10-K for the fiscal year ended August 3, 2007, which can be found on the Securities and Exchange Commission’s website, sec.gov, and the Company’s website, cbrlgroup.com.  The Company disclaims any obligations to update disclosed information on trends or targets other than in its periodic filings with the Securities and Exchange Commission.

The Company commented that its outlook for fiscal 2008 reflects many assumptions, the accuracy of which is not yet known.  Based on current trends and estimates, the Company presently expects fiscal 2008 total revenue to increase approximately 3% to 4% over revenues from continuing operations in fiscal 2007 (which included a 53rd week equaling $46.3 million of sales).  The revenue increase reflects the opening of 17 new Cracker Barrel units during the year, comparable store restaurant sales projected to be up 2% to 3% on a comparable weeks basis, including approximately 3.5% of menu pricing, and comparable store retail sales expected to be flat to up 2% compared to fiscal 2007 on a comparable weeks basis.  The Company also presently expects fiscal 2008 operating income margin as a percent of revenues from continuing operations to be approximately 6.7% to 6.9% compared with 7.0%, excluding the effect of a 53rd week, in fiscal 2007.  Commodity cost inflation for the year, with an estimated 70% of product needs for the balance of the year currently under contract, is expected to be 4% to 4.5%.  Depreciation for the year is expected to be approximately $60 million.  Net interest expense is estimated at approximately $60 million and diluted shares outstanding are expected to average 23.5 to 24 million.  The Company presently expects its full year 2008 effective tax rate to be between 31.5% and 32.0%, with its second quarter effective tax rate to be comparable to the first quarter rate and its third and fourth quarter effective tax rates to be lower than the full year effective tax rate.  Diluted income from continuing operations per share is currently projected to be in the range of $3.00 to $3.15 per share.  The Company presently expects full year fiscal 2008 capital expenditures to be approximately $95 million.

Commenting on the outlook, Mr. Woodhouse said, “Owing to the expectation of continued pressure on consumer discretionary income, we have lowered our projected comparable stores sales growth for the remainder of fiscal 2008.  However, we are encouraged by a strong beginning to the holiday retail shopping season, an improvement in restaurant sales and traffic in November versus the first quarter and continued favorable restaurant traffic trends versus Knapp-Track™.  We are making changes in operations to improve
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CBRL Announces First Quarter Results

November 28, 2007

efficiencies and reduce wait times for our dining customers, which are geared to drive traffic but also to offset the upward pressure on labor costs.  At the same time, however, we are continuing our initiatives in new products, a simplified menu, advertising and in-store operational tests, all of which will affect our operating margins over the near term but are critical elements of our long-term sales and operating margin growth strategies.  We enjoy strong brand recognition and loyalty with our core customers.  Our new marketing programs are geared to make Cracker Barrel top of mind with local diners, offering a home-away-from-home experience for the entire family.”

Fiscal 2008 First-Quarter Conference Call
As previously announced, the live broadcast of CBRL Group’s quarterly conference call will be available to the public on-line at earnings.com or cbrlgroup.com today beginning at 11:00 a.m. (ET).  The on-line replay will be available at 2:00 p.m. (ET) and continue through December 12, 2007.

Headquartered in Lebanon, Tennessee, CBRL Group, Inc. presently operates 568 Cracker Barrel Old Country Store restaurants and gift shops located in 41 states.

Except for specific historical information, many of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance.  These, and similar statements are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of CBRL Group, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion.  All forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors.  Forward-looking statements generally can be identified by the use of forward-looking terminology such as “trends,” “assumptions,” “target,” “guidance,” “outlook,” “opportunity,” “future,” “plans,” “goals,” “objectives,” “expectations,”   “near-term,” “long-term,” “projection,” “may,” “will,” “would,” “could,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “potential,” “regular,” "should,” “ projects,” “forecasts,”  or “continue” (or the negative or other derivatives of each of these terms) or similar terminology.  Factors which could materially affect actual results include, but are not limited to:  the effects of uncertain consumer confidence, higher costs for energy, consumer debt payments, or general or regional economic weakness, or weather on sales and customer travel, discretionary income or personal expenditure activity of our customers; the ability of the Company to identify, acquire and sell successful new lines of retail merchandise and new menu items at our restaurants; the ability of the Company to sustain or the effects of plans intended to improve operational or marketing  execution and performance; changes in or implementation of additional governmental or regulatory rules, regulations and interpretations affecting tax, wage and hour matters, health and safety, pensions, insurance or other undeterminable areas; the effects of plans intended to promote or protect the Company’s brands and products; commodity price increases including weather effects on supply and the effects of demand for corn for ethanol production on the costs of animal feed and resulting protein prices; the ability of and cost to the Company to recruit, train,

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CBRL Announces First Quarter Results

November 28, 2007

and retain qualified hourly and management employees in an escalating wage environment; the effects of increased competition at Company locations on sales and on labor recruiting, cost, and retention; the availability and cost of suitable sites for restaurant development and our ability to identify those sites; workers compensation, group health and utility price changes;  consumer behavior based on negative publicity or concerns over nutritional or safety aspects of the Company’s products or restaurant food in general, including concerns about E. coli bacteria, hepatitis A, “mad cow” disease, “foot-and-mouth” disease, and bird flu, as well as the possible effects of such events on the price or availability of ingredients used in our restaurants; the effects of incurring substantial indebtedness and associated restrictions on the Company’s financial and operating flexibility and ability to execute or pursue its operating plans and objectives; changes in interest rates or capital market conditions affecting the Company’s financing costs or ability to obtain financing; the effects of business trends on the outlook for individual restaurant locations and the effect on the carrying value of those locations; the ability of the Company to retain key personnel; changes in land, building materials and construction costs; the actual results of pending, future or threatened litigation or governmental investigations and the costs and effects of negative publicity associated with these activities; practical or psychological effects of natural disasters or terrorist acts or war and military or government responses; disruptions to the Company’s restaurant or retail supply chain; changes in foreign exchange rates affecting the Company’s future retail inventory purchases; implementation of new or changes in interpretation of existing accounting principles generally accepted in the United States of America (“GAAP”); effectiveness of internal controls over financial reporting and disclosure; and other factors described from time to time in the Company’s filings with the Securities and Exchange Commission, press releases, and other communications.

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CBRL Announces First Quarter Results

November 28, 2007

CBRL GROUP, INC.
CONDENSED CONSOLIDATED INCOME STATEMENT
(Unaudited)
(In thousands, except share amounts)

	First Quarter Ended
	11/2/07	10/27/06	Percentage Change
Total revenue	$581,165	$558,263	4%
Cost of goods sold	180,228	172,856	4
Gross profit	400,937	385,407	4
Labor & other related expenses	225,668	212,174	6
Impairment charges and store closing costs	809	--	--
Other store operating expenses	105,220	97,722	8
Store operating income	69,240	75,511	(8)
General and administrative expenses	33,218	37,260	(11)
Operating income	36,022	38,251	(6)
Interest expense	14,909	15,177	(2)
Interest income	57	598	(90)
Pretax income	21,170	23,672	(11)
Provision for income taxes	7,187	8,510	(16)
Income from continuing operations	13,983	15,162	(8)
(Loss) income from discontinued operations	(94)	4,265	(102)
Net income	$13,889	$19,427	(29)

Earnings per share – Basic:
Income from continuing operations	$0.59	$0.49	20
(Loss) income from discontinued operations	$--	$0.14	(100)
Net income per share	$0.59	$0.63	(6)

Earnings per share – Diluted:
Income from continuing operations	$0.57	$0.45	27
(Loss) income from discontinued operations	$--	$0.12	(100)
Net income per share	$0.57	$0.57	--

Weighted average shares:
Basic	23,705,600	30,996,700	(24)
Diluted	24,444,932	36,011,802	(32)

RATIO ANALYSIS
Net sales:
Restaurant	79.6%	79.2%
Retail	20.4	20.8
Total revenue	100.0	100.0
Cost of goods sold	31.0	31.0
Gross profit	69.0	69.0
Labor & other related expenses	38.8	38.0
Impairment charges and store closing costs	0.2	--
Other store operating expenses	18.1	17.5
Store operating income	11.9	13.5
General and administrative expenses	5.7	6.6
Operating income	6.2	6.9
Interest expense	2.6	2.8
Interest income	--	0.1
Pretax income	3.6	4.2
Provision for income taxes	1.2	1.5
Income from continuing operations	2.4	2.7
(Loss) income from discontinued operations	--	0.8
Net income	2.4%	3.5%

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CBRL Announces First Quarter Results

November 28, 2007

CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited and in thousands, except share amounts)

	11/2/07	8/3/07
Assets
Cash and cash equivalents	$12,147	$14,248
Assets held for sale	5,383	4,676
Other current assets	207,137	181,357
Property and equipment, net	1,028,193	1,018,982
Long-lived assets	48,066	45,767
Total assets	$1,300,926	$1,265,030

Liabilities and Shareholders’ Equity
Current liabilities	$242,013	$274,669
Long-term debt	782,384	756,306
Other long-term obligations	166,074	129,932
Shareholders’ equity	110,455	104,123
Total liabilities and shareholders’ equity	$1,300,926	$1,265,030

Common shares outstanding	23,739,425	23,674,175

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CBRL Announces First Quarter Results

November 28, 2007

CONDENSED CONSOLIDATED CASH FLOW STATEMENT
(Unaudited and in thousands)

	First Quarter Ended
	11/2/07	10/27/06

Cash flows from continuing operations:
Cash flows from operating activities
Net income	$13,889	$19,427
Loss (income) from discontinued operations, net of tax	94	(4,265)
Depreciation and amortization	13,660	13,723
Loss on disposition of property and equipment	535	292
Impairment	532	--
Accretion on zero-coupon notes	--	1,467
Share-based compensation, net of excess tax benefit	2,223	1,768
Net changes in other assets and liabilities	(33,927)	(28,164)
Net cash (used in) provided by operating activities	(2,994)	4,248
Cash flows from investing activities:
Purchase of property and equipment, net of insurance recoveries	(24,325)	(23,616)
Proceeds from sale of property and equipment	65	79
Net cash used in investing activities	(24,260)	(23,537)
Cash flows from financing activities:
Net proceeds (payments) for credit facilities and
other long-term obligations	26,591	(2,035)
Proceeds from exercise of stock options	1,926	7,686
Excess tax benefit from share-based compensation	91	877
Dividends on common stock	(3,310)	(4,020)
Net cash provided by financing activities	25,298	2,508

Cash flows from discontinued operations:
Net cash (used in) provided by operating activities of
discontinued operations	(145)	12,871
Net cash used in investing activities of discontinued operations	--	(10,817)
Net cash (used in) provided by discontinued operations	(145)	2,054

Net decrease in cash and cash equivalents	(2,101)	(14,727)
Cash and cash equivalents, beginning of period	14,248	87,830
Cash and cash equivalents, end of period	$12,147	$73,103

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CBRL Announces First Quarter Results

November 28, 2007

CBRL GROUP, INC.
Supplemental Information
(Unaudited)

	First Quarter Ended
Units in operation:	11/2/07	10/27/06
Open at beginning of period	562	543
Opened during period	6	5
Closed during period	(2)	-
Open at end of period	566	548

Total revenue: (In thousands)
Restaurant	$462,753	$442,327
Retail	118,412	115,936
Total revenue	$581,165	$558,263

Operating weeks:	7,322	7,076

Average unit volume: (In thousands)
Restaurant	$821.6	$812.6
Retail	210.2	213.0
Total	$1,031.8	$1,025.6

Q1 2008 vs. Q1 2007
Comparable store sales period to period increase (decrease):
Restaurant	1.8%
Retail	(2.1)%

Number of locations in comparable store base	531

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